UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

SPRINGBIG HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40049	88-2789488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Ste. 260
Boca Raton, Florida, 33487
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 772-9172

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	SBIG	The Nasdaq Capital Market

Warrants, each exercisable for one share of Common Stock, at an exercise price of $11.50 per share	SBIGW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer		Accelerated filer
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On May 24, 2023, SpringBig Holdings, Inc. (the “Company”) entered into an Amendment No. 3 (the “Third Amendment”) with L1 Capital Global Opportunities Master Fund (the “Investor”) to each of (i) the Securities Purchase Agreement, dated April 29, 2022, as amended by the Amendment to Purchase Agreement, dated December 1, 2022, and Amendment No. 2 to the Purchase Agreement, dated December 28, 2022 (together with the Third Amendment, the “Notes and Warrants Purchase Agreement”), between the Company and the Investor, (ii) the Senior Secured Original Issue Discount Convertible Notes due 2024 (the “L1 Notes”) and (iii) the warrants issued to the Investor pursuant to the Notes and Warrants Purchase Agreement (the “Investor Warrants”).

The Third Amendment provides, among other provisions, that (i) the Company shall make a payment of $100,000 toward the principal owed under the L1 Notes on May 25, 2023 and another payment of $750,000 on the closing date of the offering pursuant to the prospectus that forms a part of the Company’s Registration Statement on Form S-1 (Registration No. 333-271353), as amended (the “May 2023 Offering”); (ii) the Investor agrees to purchase $1,500,000 of securities in the May 2023 Offering upon the terms set forth in such prospectus, except that $250,000 of such purchase will be in the form of cash and the remainder will be in consideration for a like reduction in principal owed under the L1 Notes; (iii) the maturity date of the L1 Notes is the earlier of the date on which the final monthly payment is due and March 5, 2025; (iv) the initial exercise price per share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), under the Investor Warrants shall be $1.00 per share, subject to adjustment as set forth therein; (v) the conversion price per share of Common Stock under the L1 Notes shall be $1.00 per share, subject to adjustment as set forth therein; (vi) with respect to any conversion shares acquired at the conversion price, L1 shall not resell a number of such conversion shares during any period of five consecutive trading days that exceeds 15% of the total volume for the Common Stock during the immediately preceding five trading day-period; and (vii) the Third Amendment shall become void if the May 2023 Offering does not close on or before June 5, 2023, if the Company fails to raise at least $3 million in the May 2023 Offering (including amounts from the Investor pursuant to the Third Amendment), if the Company raises more than $5.5 million (including amounts from the Investor pursuant to the Third Amendment), or if there is a future event of default under the L1 Notes or the Third Amendment.

In addition, under the terms of the Third Amendment, the Company shall make the following payments toward the principal owed under the L1 Notes on the following dates: (i) on each of the first business day of June, July and August 2023, $50,000; (ii) on each of the first business day of September, October, November and December 2023, $75,000; (iii) on each of the first business day of January, February and March 2024, $200,000; and (iv) commencing on April 1, 2024, and continuing on the first business day of each month thereafter, equal monthly installments of $386,410.68 until the principal has been paid in full prior to or on the maturity date or, if earlier, upon acceleration, conversion or prepayment of the L1 Notes in accordance with their terms.

The foregoing is a summary of certain terms and provisions of the Third Amendment and is not complete and is subject to, and qualified in its entirety by the provisions of, the Third Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to buy, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description of Exhibit
10.1	Amendment No. 3 date May 24, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINGBIG HOLDINGS, INC.

May 25, 2023	By:	/s/ Jeffrey Harris
Name: Jeffrey Harris
Title: Chief Executive Officer